The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

Final Approved XRPZ Webull Launch day post – 11 24 25

Webull post
$FRANKLIN XRP TRUST (XRPZ) is here! Consider XRPZ for exposure to $XRP without the hassle of buying it directly. XRPZ Holdings as of November 24, 2025: XRP
See fund page. See prospectus.

Preview of post in Webull App

FRANKLIN TEMPLETON

$FRANKLIN XRP TRUST (XRPZ) is here! Consider XRPZ for exposure to $XRP without the hassle of buying it directly.

XRPZ Holdings as of November 24, 2025: XRP

See fund page.
See prospectus.


XRPZ
Franklin XRP ETF (XRPZ)
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